CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Advisors’ Inner Circle Fund III of our report dated November 22, 2024, relating to the financial statements and financial highlights of MetLife Opportunistic High Yield Fund (formerly known as Mesirow High Yield Fund) and MetLife Small Company Equity Fund (formerly known as Mesirow Small Company Fund), which appears in The Advisors’ Inner Circle Fund III’s Certified Shareholder Report on Form N-CSR for the year ended September 30, 2024. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 28, 2026